Exhibit 11.1

                               SanDisk Corporation
              Statement Regarding Computation of Per Share Earnings
                (In thousands, except per share data; unaudited)

                                                      Three months ended,           Six months ended,
                                                            June 30,                      June 30,
                                                         1997        1996             1997        1996

                                                  ------------ -----------      ----------- -----------

Net income                                            $ 3,690     $ 3,405          $ 5,815     $ 6,459
Computations of weighted average common
     and common equivalent shares outstanding:
     Weighted average common
        shares outstanding                             22,475      22,106           22,436      22,065
     Common stock options                               1,939       2,035            1,824       2,107
                                                  ------------ -----------      ----------- -----------
Shares used in computing net income
     per share                                         24,414      24,141           24,260      24,172
                                                  ============ ===========      =========== ===========

Net income per share applicable
     to common stockholders                            $ 0.15      $ 0.14           $ 0.24      $ 0.27
                                                  ============ ===========      =========== ===========